Exhibit 4.43

1	Dated: 2nd April 2026

2
Garu Shipping Company Inc., incorporated in the Marshall Islands with its registered office at: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 ~~(Name of sellers),~~ hereinafter called the “Sellers”, have agreed to sell, and

3
Trafigura Maritime Logistics Pte. Ltd, incorporated 10 COLLYER QUAY, #29-01/05, OCEAN FINANCIAL CENTRE, SINGAPORE, 049315, Singapore or nominee to be guaranteed by Trafigura Group Pte. Ltd. ~~(Name of buyers)~~, hereinafter called the “Buyers”, have agreed to buy:

4	Name of vessel: P. Aliki

5	IMO Number: 9460136

6	Classification Society: LR

7	Class Notation: 100A1 DOUBLE HULL OIL TANKER, CSR, ESP, SHIPRIGHT (CM, ACS(B)), LI, SPM4,LMC, IGS, UMS, BWTS, EGCS(OPEN) Service Restriction: Unrestricted Service

8	Year of Build: 2010 Builder/Yard: Hyundai Heavy Industries Co Ltd, South Korea

9	Flag: Marshall Islands Place of Registration: Majuro GT/NT: 57,237 / 32,943

10	hereinafter called the “Vessel”, on the following terms and conditions:

11	Definitions

12	"Agreement" means this Memorandum of Agreement, as it may be amended, annexed, varied or supplemented from time to time.
“Banking Days" are days on which banks are open both in the country of the currency stipulated for
13	the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8
14	(Documentation) and the place where the Deposit and the Balance are being held, UK, US, Greece and Singapore ~~(add additional jurisdictions as appropriate).~~

15	“Buyers’ Nominated Flag State” means Marshall Islands ~~(state flag state).~~

16	“Class" means the class notation referred to above.

17	“Classification Society" means the Society referred to above.

18	"Deposit" shall have the meaning given in Clause 2 (Deposit)

19	“Escrow Agent" ~~Deposit Holder”~~ means Watson Farley & Williams Greece, 348 Syngrou Avenue, Kallithea, 176 74, Athens, Greece ~~(state name and location of Deposit Holder) or, if left blank, the~~
20
~~Sellers’ Bank~~, which shall hold and release the Deposit, the Balance of the Purchase Price and any other charges and money and sums whatsoever payable on delivery by the Buyers (including but not limited to bunkers, lub oils and greases) in accordance with this Agreement and the Escrow Agreement. Total Escrow Agent fees not to exceed USD 10,000 and to be split equally by the Sellers and the Buyers.

"Escrow Agreement" means an escrow agreement in respect of the payment of the Purchase Price and any other amounts payable in accordance with this Agreement, and their release from the Escrow Agent Account to be made between the Escrow Agent, the Sellers and the Buyers.

"Escrow Agent Account" means the account indicated in the Escrow Agreement held by the Escrow Agent with the Escrow Agent Bank.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

"Escrow Agent Bank" means the bank indicated in the Escrow Agreement.

21	“In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a
22	registered lette~~r~~,or e-mail ~~or telefax.~~
23	“Parties” means the Sellers and the Buyers.

24	“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

25	“Sellers’ Account” means an account in the name of the Sellers ~~(state details of bank account)~~ at the Sellers’ Bank.

26	“Sellers’ Bank” means ~~(state name of bank, branch and details) or, if left blank,~~ the bank
27
notified by the Sellers to the Buyers and the Escrow Agent for receipt of the Deposit, the balance of the Purchase Price and any money and sums whatsoever payable on delivery by the Buyers in accordance with this Agreement.

28	1.	Purchase Price

29	The Purchase Price is $42,650,000.00 (United States Dollars forty-two million six hundred fifty thousand only) ~~(state currency and amount both in words and figures).~~

30	2.	Deposit

31	As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of
32	10% (ten per cent) ~~or, if left blank, 10% (ten per cent),~~ of the Purchase Price (the
33	“Deposit”) in an interest bearing(if available) escrow account ~~for the Parties~~ with the ~~Deposit Holder~~ Escrow Agent within three (3)
34	Banking Days after the date that:

35	(i) this Agreement has been signed by the Parties and exchanged in original or by
36	e-mail ~~or telefax;~~ and

37	(ii) the Escrow Agreement has been signed by the Parties and the Escrow Agent and exchanged in original or by email, and
(iii) the Escrow AgentD~~eposit Holder~~ has confirmed in writing to all the Parties that the Escrow Agent ~~a~~Account has been
38	opened and is ready to receive funds.

39	The Deposit shall be released in accordance with joint written instructions of the Parties.
40	Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the
41	Deposit shall be borne equally by the Parties. The Parties shall provide ~~to~~ the Escrow Agent~~Deposit Holde~~rwith
42
all necessary documentation that may be requested by the latter (including but not limited to KYC requirements), promptly and in any case within seven(7) Banking Days after completion of signing of and exchanging this Agreement by PDF form.~~to open and maintain the account without delay.~~

43	3.	Payment

44	On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of
45	Readiness has been given in accordance with Clause 5 (Time and place of delivery and
46	notices):

47	(i) the Deposit shall be released and paid to the Sellers Account as per this Agreement and Escrow Agreement in immediately available funds, net, free of any bank charges; and

48	(ii) the balance of the Purchase Price and all other sums charges and money whatsoever payable on delivery by the Buyers
49
to the Sellers under this Agreement, including but not limited to the bunkers and lubricating oils and greases remaining on board at the time of Vessel’s delivery (collectively the "Balance"), held in the Escrow Agent’s Account shall be ~~paid~~ released in full-in immediately available funds, net, free of bank charges to the

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

50	Sellers’ Account in accordance with this Agreement and the Escrow Agreement.
The Buyers shall remit the Balance to the Sellers in accordance with this Agreement and the Escrow Agreement by telegraphic transfer to the Escrow Agent’s Account held by the Escrow Agent at least two (2) Banking Days prior to the intended date of delivery of the Vessel as per the three (3) days approximate Notice of Readiness see Clause 5b). The Balance shall remain in the name and to the order of the Buyers or, after the execution of an addendum, in the name and to the order of Buyers' financiers and will be released and paid to the Sellers in accordance with the terms of this Agreement and the Escrow Agreement.

The Deposit and the Balance shall be irrevocably and unconditionally released to the Sellers’ account in handing over to the Escrow Agent of:
(a) Protocol of Delivery and Acceptance executed but not timed, by both Sellers’ and Buyers’ authorised representatives; and
(b) duly executed written irrevocable instructions of the Buyers’ authorised representatives to proceed to the Deposit and Balance release.

Any surplus money after the release of the Deposit and the Balance shall be remitted back to the Buyers in accordance with the provisions of the Escrow Agreement.

In exchange of the delivery documents as agreed in the Addendum No. 1 and as per Clause 8 of this Agreement, and upon:

1. Execution and submission to the Escrow Agent of the duly executed irrevocable and unconditional release instructions for the Deposit and the Balance; and

2. Confirmation from the Escrow Agent that the Deposit and Balance have been remitted to the Sellers’ Account accompanied by the SWIFT copy (or copies, as the case may be) issued by the Escrow Agent’s Bank concerning the payment of the Deposit and the Balance, the Protocol of Delivery and Acceptance will be timed and dated and the Vessel will immediately be legally and physically delivered to the Buyers; relevant procedure to be described in a closing memo which to be agreed by the Sellers, the Buyers and the Deposit Holder not later than five (5) Banking Days prior to the intended date of delivery of the Vessel.

Notice of Readiness can be serviced anytime, including non-Banking Days.

The Escrow Agent’s fee for holding and releasing the Deposit and the Balance according to this Agreement and the Escrow Agreement shall be equally shared between the Sellers and the Buyers.

51	4.	Inspection

52
(a)* The Buyers have inspected and accepted the Vessel's classification records on 19th March 2026. The Buyers waived the Vessel's physical inspection and have thus accepted the Vessel, therefore the sale is outright and definite, subject only to the terms and conditions of this Agreement.

53	~~have also inspected the Vessel at/in (state place) on (state date) and have~~
54	~~accepted the Vessel following this inspection and the sale is outright and definite, subject only~~
55	~~to the terms and conditions of this Agreement.~~

56	~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare~~
57	~~whether same are accepted or not within (state date/period).~~

58	~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within~~
59	~~(state date/period).~~

60	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
61	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

62	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

63	~~During the inspection, the Vessel's deck and engine log books shall be made available for~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

64	~~examination by the Buyers.~~

65	~~The sale shall become outright and definite, subject only to the terms and conditions of this~~
66	~~Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~
67	~~the Buyers within seventy-two (72) hours after completion of such inspection or after the~~
68	~~date/last day of the period stated in Line 59, whichever is earlier.~~

69	~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~
70	~~the Vessel's classification records and/or of the Vessel not be received by the Sellers as~~
71	~~aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~
72	~~Buyers, whereafter this Agreement shall be null and void.~~

73	~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
74	~~alternative 4(a) shall apply.~~

75	5.	Time and place of delivery and notices

76	(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or
77	anchorage at/in arriving, passing or UKC / MED / USAC / USG / CBS / AG or WCI – Galle range ~~(state place/range)~~ in the Sellers' option.

78	Notice of Readiness ("NOR") shall not be tendered before: 10th August 2026 ~~(date)~~

79
Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 10th October 2026 in Sellers’ option with 00:01 hrs local time 11th October 2026 cancelling in Buyers’ option. Owners confirm that upon redelivery of the vessel by the present Time Charterers, the vessel will be delivered directly to Buyers without performing any intermediate spot employment - or short TC employment. However, in the event that the Time Charterers’ last voyage exceeds the maximum agreed redelivery date due to operational delays, the cancelling date shall be adjusted accordingly until midnight local time 31st October 2026. From 00:01 hrs 01st November 2026 Buyers’ right, but not obligation, to cancel the Agreement as per Clause 5 (c) of NSF 2012 with Sellers to not give a notice of delay / propose new Cancelling date to Buyers before 1st October 2026 and not later than 31st October 2026.

80	(b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall
81	provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ approximate notice and one(1) day definite notice of the date the
82	Sellers intend to tender Notice of Readiness and of the intended place of delivery.
Delivery shall take place on a Banking Day. The Buyers shall take over the Vessel latest within three (3) Banking Days from the day of receipt of such Notice of Readiness.

83	When the Vessel is at the place of delivery and physically ready for delivery in accordance with
84	this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

85	(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
86	Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing
87	stating the date when they anticipate that the Vessel will be ready for delivery and proposing a
88	new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of
89	either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3)
90	Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.
91	If the Buyers have not declared their option within three (3) Banking Days of receipt of the
92	Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers'
93	notification shall be deemed to be the new Cancelling Date and shall be substituted for the
94	Cancelling Date stipulated in line 79.

95	If this Agreement is maintained with the new Cancelling Date all other terms and conditions
96	hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full
97	force and effect.

98	(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely
99	without prejudice to any claim for direct costs and damages the Buyers may have under Clause 14 (Sellers’
100	Default) for the Vessel not being ready by the original Cancelling Date.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

101
(e) Should the Vessel become an actual, constructive or compromised total loss or not be able to be delivered through outbreak of war, political reasons, restraint of Governments, Princes or people or any other cause which either Party hereto cannot prevent or control before delivery

102	the Deposit together with interest earned, if any, shall be released immediately to the Buyers
103	whereafter this Agreement shall be null and void and neither Party shall have an obligation or liability of any nature whatsoever to the other Party.

104     6.     Divers Inspection / Drydocking

105	(a)*
106	(i) The Buyers shall have the option at their cost and expense to arrange for an underwater
107	inspection by a diver approved by the Classification Society prior to the delivery of the
108	Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended
109	date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this
110	Agreement. The Sellers shall at their cost and expense make the Vessel available for
111
such inspection. This inspection shall be carried out without undue delay, and in any case latest within 48 hours after notification by the Sellers that the Vessel has arrived at the delivery port and weather permitting and in the

112	presence of a Classification Society surveyor arranged for by the Sellers and paid for by
113	the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s
114	inspection as observer(s) only without interfering with the work or decisions of the
115	Classification Society surveyor. The extent of the inspection and the conditions under
116	which it is performed shall be to the satisfaction of the Classification Society. If the
117	conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at
118	their cost and expense make the Vessel available at a suitable alternative place near to
119	the delivery port, in which event the Cancelling Date shall be extended by the additional
120	time required for such positioning and the subsequent re-positioning. The Sellers may
121	not tender Notice of Readiness prior to completion of the underwater inspection.

122	(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are
123	found broken, damaged or defective so as to affect the Vessel's class, then (1) unless
124	repairs can be carried out afloat to the satisfaction of the Classification Society, the
125	Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by
126	the Classification Society of the Vessel's underwater parts below the deepest load line,
127	the extent of the inspection being in accordance with the Classification Society's rules (2)
128	such defects shall be made good by the Sellers at their cost and expense to the
129	satisfaction of the Classification Society without condition/recommendation** and (3) the
130	Sellers shall pay for the underwater inspection and the Classification Society's
131	attendance.

132	Notwithstanding anything to the contrary in this Agreement, if the Classification Society
133	do not require the aforementioned defects to be rectified before the next class
134	drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects
135	against a deduction from the Purchase Price of the estimated direct cost (of labour and
136	materials) of carrying out the repairs to the satisfaction of the Classification Society,
137	whereafter the Buyers shall have no further rights whatsoever in respect of the defects
138	and/or repairs. The estimated direct cost of the repairs shall be the average of quotes
139	for the repair work obtained from two reputable independent shipyards at or in the
140	vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)
141	Banking Days from the date of the imposition of the condition/recommendation, unless
142	the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within
143	the stipulated time then the quote duly obtained by the other Party shall be the sole basis
144	for the estimate of the direct repair costs. The Sellers may not tender Notice of
145	Readiness prior to such estimate having been established.

146	(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking
147	facilities are available at the port of delivery, the Sellers shall take the Vessel to a port
148	where suitable drydocking facilities are available, whether within or outside the delivery
149	range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

150	Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose
151	of this Clause, become the new port of delivery. In such event the Cancelling Date shall
152	be extended by the additional time required for the drydocking and extra steaming, but
153	limited to a maximum of fourteen (14) days.

154	~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~
155	~~Classification Society of the Vessel's underwater parts below the deepest load line, the extent~~
156	~~of the inspection being in accordance with the Classification Society's rules. If the rudder,~~
157	~~propeller, bottom or other underwater parts below the deepest load line are found broken,~~
158	~~damaged or defective so as to affect the Vessel's class, such defects shall be made good at the~~
159	~~Sellers' cost and expense to the satisfaction of the Classification Society without~~
160	~~condition/recommendation**. In such event the Sellers are also to pay for the costs and~~
161	~~expenses in connection with putting the Vessel in and taking her out of drydock, including the~~
162	~~drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs~~
163	~~and expenses if parts of the tailshaft system are condemned or found defective or broken so as~~
164	~~to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and~~
165	~~expenses, dues and fees.~~

166	(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:

167	(i) The Classification Society may require survey of the tailshaft system, the extent of the
168	survey being to the satisfaction of the Classification surveyor. If such survey is
169	not required by the Classification Society, the Buyers shall have the option to require the
170	tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey
171	being in accordance with the Classification Society's rules for tailshaft survey and
172	consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare
173	whether they require the tailshaft to be drawn and surveyed not later than by the
174	completion of the inspection by the Classification Society. The drawing and refitting of
175	the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be
176	condemned or found defective so as to affect the Vessel's class, those parts shall be
177	renewed or made good at the Sellers' cost and expense to the satisfaction of
178	Classification Society without condition/recommendation**.

179	(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by
180	the Buyers unless the Classification Society requires such survey to be carried out or if
181	parts of the system are condemned or found defective or broken so as to affect the
182	Vessel's class, in which case the Sellers shall pay these costs and expenses.

183	(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as
184	observer(s) only without interfering with the work or decisions of the Classification
185	Society surveyor.

186	(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned
187	and painted at their risk, cost and expense without interfering with the Sellers' or the
188	Classification Society surveyor's work, if any, and without affecting the Vessel's timely
189	delivery. If, however, the Buyers' work in drydock is still in progress when the
190	Sellers have completed the work which the Sellers are required to do, the additional
191	docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and
192	expense. In the event that the Buyers' work requires such additional time, the Sellers
193	may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst
194	the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be
195	obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in
196	drydock or not.

197	~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
198	~~alternative 6 (a) shall apply.~~

199	**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification
200	Society without condition/recommendation are not to be taken into account.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

201	7. Spares, bunkers and other items

202	The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board
203	and on shore at delivery. All spare parts and spare equipment including spare tail-end shaft(s) and/or
204	spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of signing this MOA
Agreement~~inspection~~
205	used or unused, whether on board or not shall become the Buyers' property, but spares on
206	order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers
207	are not required to replace spare parts including spare tail-end shaft(s) and spare
208	propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to
209	delivery, but the replaced items shall be the property of the Buyers. Unused stores and
210	provisions shall be included in the sale and be taken over by the Buyers without extra payment.

211	Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers’ and crew's
212	personal belongings including the slop chest are excluded from the sale without compensation,
213	as well as the following additional items: Such list to be incorporated into this Agreement through and Addendum (include list)

214	Items on board which are on hire or owned by third parties, listed as follows, are excluded from
215	the sale without compensation: Such list to be incorporated into this Agreement through and Addendum (include list)

216	~~Items on board at the time of inspection which are on hire or owned by third parties, not listed~~
217	~~above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.~~
218	The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and
219	greases in storage tanks and unopened drums and pay either:
220	(a) *the actual net price basis FIFO calculation (excluding barging expenses) as evidenced by invoices or vouchers~~; or~~
Latest one (1) calendar day prior to the anticipated date of delivery of the Vessel, the quantities of bunkers, lubricating and hydraulic oils and greases remaining on board shall be measured jointly by the Seller's representative and the Buyer's familiarisation crew on board (acting as Buyers’ representative) with an agreed allowance of reasonable consumption up to the actual physical delivery and a relevant statement to be agreed and signed by both Parties’ aforementioned representatives. Agreed allowance for consumption for the period between the joint survey and the time of physical delivery will be subtracted from the figures agreed in said survey and shall be included in the above statement. The Buyers shall pay for the quantities mentioned in the aforesaid duly executed statement in United States Dollars according to Clause 3 of this Agreement.

221	~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery~~
222	~~of the Vessel or, if unavailable, at the nearest bunkering port,~~

223	~~for the quantities taken over.~~

224	Payment under this Clause shall be made at the same time and place and in the same
225	currency as the Purchase Price.

226	"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b)
227	(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this
228	Agreement shall be the relevant date.

229	~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions~~
230	~~alternative (a) shall apply.~~

231	8. Documentation

232	The place of closing: in the premises of the Escrow Agent with the physical presence of the Parties, or by virtual/ electronic attendance of the Parties’ authorised representatives.

233
~~(a)~~ In exchange for payment of the Purchase Price and any and all other sums payble on delivery by the Buyers to the Sellers under this Agreement the Sellers shall provide the Buyers with the the documents reasonably required for the registration of the Vessel in the Buyers’ name, and the Buyers shall provide the Sellers with all documents (indicatively corporate, shareholding etc.) evidencing Buyers’ lawful actions to authorise the

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

execution, delivery and performance of this Agreement. These documents to be mutually agreed between Buyers and Sellers as promptly as possible and to form an addendum to this Agreement (the “Addendum”), but the agreement and execution of such Addendum and any disputes thereof shall not prejudice this Agreement nor shall delay the lodging of the Deposit. Should the Parties fail to agree such Addendum timely before the Vessel’s anticipated delivery, the below Clause 8 will be reinstated and apply.

234	~~following delivery documents:~~

235	~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,~~
236	~~transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~
237	~~encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~
238	~~and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~

239	~~(ii) Evidence that all necessary corporate, shareholder and other action has been taken by~~
240	~~the Sellers to authorise the execution, delivery and performance of this Agreement;~~

241	~~(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~
242	~~of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~
243	~~or apostilled (as appropriate);~~

244	~~(iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state~~
245	~~on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the~~
246	~~Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~
247	~~such authority to the closing meeting with the original to be sent to the Buyers as soon as~~
248	~~possible after delivery of the Vessel;~~

249	~~(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance~~
250	~~Certificate issued within three (3) Banking Days prior to delivery confirming that the~~
251	~~Vessel is in Class free of condition/recommendation;~~

252	~~(vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~
253	~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that~~
254	~~the registry does not as a matter of practice issue such documentation immediately, a~~
255	~~written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith~~
256	~~and provide a certificate or other official evidence of deletion to the Buyers promptly and~~
257	~~latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~
258	~~been delivered;~~

259	~~(vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the~~
260	~~Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry~~
261	~~does not as a matter of practice issue such certificate immediately, a written undertaking~~
262	~~from the Sellers to provide the copy of this certificate promptly upon it being issued~~
263	~~together with evidence of submission by the Sellers of a duly executed Form 2 stating~~
264	~~the date on which the Vessel shall cease to be registered with the Vessel's registry;~~

265	~~(viii) Commercial Invoice for the Vessel;~~

266	~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

267	~~(x) A copy of the Sellers’ letter to their satellite communication provider cancelling the~~
268	~~Vessel’s communications contract which is to be sent immediately after delivery of the~~
269	~~Vessel;~~

270	~~(xi) Any additional documents as may reasonably be required by the competent authorities of~~
271	~~the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the~~
272	~~Buyers notify the Sellers of any such documents as soon as possible after the date of~~
273	~~this Agreement; and~~

274	~~(xii) The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not~~
275	~~black listed by any nation or international organisation.~~

276	~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

277	~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by~~
278	~~the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

279	~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~
280	~~of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~
281	~~or apostilled (as appropriate).~~

282	~~(c) I~~f any of the documents listed in the Addendum ~~Sub-clauses (a) and (b) above~~ are not in the English
283	language they shall be accompanied by an English translation by an authorised translator or
284	certified by a lawyer qualified to practice in the country of the translated language.

285	~~(d) The Parties shall to the extent possible exchange copies, drafts or samples of the~~
286	~~documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the~~
287	~~other party not later than (state number of days), or if left blank, nine (9) days prior to the~~
288	~~Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to~~
289	~~Clause 5(b) of this Agreement.~~

290	~~(e) C~~oncurrent with the exchange of documents in the "Addendum" S~~ub-clause (a) and Sub-clause (b)~~ above,
291	the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans,
292	drawings and manuals, (excluding ISM/ISPS manuals, Vessel Response Plan for OPA 90 and SOPEP), which are on board the Vessel. Other
293	certificates which are on board the Vessel shall also be handed over to the Buyers unless
294	the Sellers are required to retain same, in which case the Buyers have the right to take copies.

295	~~(f)~~ Other technical documentation which may be in the Sellers' possession shall promptly after
296	delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep
297
the Vessel's log books but the Buyers have the right to take copies of same up to six (6) months back, counting as from the date the Sellers tender Notice of Readiness with all relevant personal data protected by EU GDPR regulation erased. The Buyers undertake that the copies of the log books are solely for their internal reference and shall not share same with any external person or entity.

298	~~(g)~~ The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance
299	confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

300	9. Encumbrances

301	The Sellers warrant that the Vessel, at the time of delivery, is free from all charters,
302	encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject
303	to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the
304	Buyers against all consequences of claims made against the Vessel which have been incurred
305	prior to the time of delivery.

306	10. Taxes, fees and expenses

307	Any taxes, fees and expenses in connection with the purchase and registration in the Buyers'
308	Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection
309	with the closing of the Sellers' register shall be for the Sellers' account.

310	11. Condition on delivery

311
The Vessel shall be delivered to the Buyers in substantially the same condition as she was at the time of this Agreement, fair wear and tear excepted and with everything belonging to her shall be at the Sellers' risk and expense until she is

312	delivered to the Buyers, but subject to the terms and conditions of this Agreement. ~~she shall be~~
313	~~delivered and taken over as she was at the time of inspection, fair wear and tear excepted.~~

314	However, the Vessel shall be delivered free of cargo and free of stowaways with her Class
315	maintained without condition/recommendation*, free of average damage affecting the Vessel's
316	class, and with her classification certificates and national certificates, ~~as well as all other~~

317	~~certificates the Vessel had at the time of inspection,~~ valid and unextended for a period of three (3) months after delivery, without

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

318	condition/recommendation* by the Classification Society or the relevant authorities at the time
319	of delivery.

320	~~"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or~~
321	~~4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this~~
322	~~Agreement shall be the relevant date.~~

323	~~*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification~~
324	~~Society without condition/recommendation are not to be taken into account.~~

325	12. Name/markings

326	Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel
327	markings.

328	13. Buyers' default

329	Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the
330	right to cancel this Agreement, and they shall be entitled to claim compensation for their losses
331	and for all expenses incurred together with interest.
332	Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers
333	have the right to cancel this Agreement, in which case the Deposit together with interest
334	earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the
335	Sellers shall be entitled to claim further compensation for their losses and for all expenses
336	incurred together with interest.

337	14. Sellers' default

338	Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be
339	ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the
340	option of cancelling this Agreement. If after Notice of Readiness has been given but before
341	the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not
342	made physically ready again by the Cancelling Date and new Notice of Readiness given, the
343	Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this
344	Agreement, the Deposit together with interest earned, if any, shall be released to them
345	immediately.

346	Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to
347	validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers
348	for their loss and for all expenses together with interest if their failure is due to proven
349	negligence and whether or not the Buyers cancel this Agreement.

350	15. Buyers' representatives

351	After this Agreement has been signed by the Parties and the Deposit has been confirmed as lodged, the
352	Buyers have the right to place two (2) representatives on board the Vessel for a maximum of thirty(30) days prior Vessel's intended delivery at their sole risk and
353
expense and subject to the Vessel’s safe manning requirements and those of the Sellers and/or Ship Manager in relation to infectious diseases / epidemics (including Covid-19) or any other safety precautions.

354	These representatives are on board for the purpose of familiarisation and in the capacity of
355	observers only, and they shall not interfere in any respect with the operation of the Vessel. The
356	Buyers and the Buyers’ representatives shall sign the Sellers' P&I Club’s standard letter of
357
indemnity prior to their embarkation~~.~~and the Buyers shall pay US$20 per day per representative for victualling, plus any communication expenses at cost as presented by the Seller at the time of delivery. All Buyers’ representatives that are due to board the Vessel shall a) be seamen and members of the Buyers’ crew.

The Buyers’ representatives, while on board the Vessel, shall at all times comply and follow all Sellers’ safety procedures.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

358	16. Law and Arbitration

359	(a) *This Agreement shall be governed by and construed in accordance with English law and
360	any dispute arising out of or in connection with this Agreement shall be referred to arbitration in
361	London in accordance with the Arbitration Act 1996 or any statutory modification or re-
362	enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

363	The arbitration shall be conducted in accordance with the London Maritime Arbitrators
364	Association (LMAA) Terms current at the time when the arbitration proceedings are
365	commenced.

366	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall
367	appoint its arbitrator and send notice of such appointment in writing to the other party requiring
368	the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and
369	stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own
370	arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the
371	other party does not appoint its own arbitrator and give notice that it has done so within the
372	fourteen (14) days specified, the party referring a dispute to arbitration may, without the
373	requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator
374	and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on
375	both Parties as if the sole arbitrator had been appointed by agreement.

376	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the
377	arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at
378	the time when the arbitration proceedings are commenced.

379	~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~
380	~~United States Code and the substantive law (not including the choice of law rules) of the State~~
381	~~of New York and any dispute arising out of or in connection with this Agreement shall be~~
382	~~referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~
383	~~and the third by the two so chosen; their decision or that of any two of them shall be final, and~~
384	~~for the purposes of enforcing any award, judgment may be entered on an award by any court of~~
385	~~competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~
386	~~Society of Maritime Arbitrators, Inc.~~

387	~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the~~
388	~~arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~
389	~~Society of Maritime Arbitrators, Inc.~~

390	~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~
391	~~(state place) and any dispute arising out of or in connection with this Agreement shall be~~
392	~~referred to arbitration at (state place), subject to the procedures applicable there.~~

393	~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of~~
394	~~deletions, alternative 16(a) shall apply.~~

395	17. Notices

396	All notices to be provided under this Agreement shall be in writing.

397	Contact details for recipients of notices are as follows:

398	For the Buyers: Trafigura Maritime Logistics Pte. Ltd –
c/o Trafigura Ltd. Rue Jargonannt, 1, 1207 Geneva Switzerland

399	For the Sellers:
c/o PERFORMANCE SHIPPING MANAGEMENT INC.
373 Syngrou Ave. & 2-4   Ymittou str.
17564, Palaio Faliro, Athens, Greece

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Tel:
Email:

Any commercial exchanges between the Parties to take place via the broking channel.

400	18. Entire Agreement

401	The written terms of this Agreement comprise the entire agreement between the Buyers and
402	the Sellers in relation to the sale and purchase of the Vessel and supersede all previous
403	agreements whether oral or written between the Parties in relation thereto.

404	Each of the Parties acknowledges that in entering into this Agreement it has not relied on and
405	shall have no right or remedy in respect of any condition, covenant, promise, term, statement, representation, assurance or
406	warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

407
Any terms, conditions, covenant, promise, terms, statement, representation, assurance or warranty capable of being implied into this Agreement by any applicable custom, practice, statute(including without limitation, the Sale of Goods Act or any statutory modification or re-enactment thereof) or law are hereby excluded to

408	the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude
409	any liability for fraud.

RIDER CLAUSES

19. Confidentiality
All details of this transaction to be kept strictly private and confidential. This Agreement and its negotiation and terms (the “Confidential Information”) are private and confidential between the Buyers, the Sellers and their affiliates, and the Parties or their affiliates shall not disclose Confidential Information to any other person without the prior written consent of the other Party, provided that nothing in this clause shall preclude a Party from disclosing Confidential Information:

1. to the ultimate shareholders of such Party, its affiliates and co-investors and its and their members, advisory committee members, directors, officers, employees, consultants, agents, representatives, professional advisers, insurers, auditors, financiers and to the Vessel’s technical and commercial managers (collectively, the “Nominated Representatives”);
2. to the extent required in connection with the employment of the Vessel, to the Vessel’s actual or potential charterers;
3. to the extent required by law or regulation or any governmental or other authority, or the rules of any relevant stock exchange, indicatively the US SEC and NASDAQ;
4. for insurance, financing and registration purposes of the Vessel; or
5. which is in the public domain, other than as a result of breach of this clause by or through such party. Should however details of the sale become known or reported on the market, neither the Buyers nor the Sellers shall have the right to withdraw from the sale or to fail to fulfil their obligations under this Agreement.

20. Anti-Corruption Obligation

(a) Each Party respectively warrants and undertakes to the other that in connection with this Agreement, on the date of this Agreement and on a continuing basis until Delivery:
(i) it has implemented adequate internal procedures designed to ensure compliance with the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or any other applicable anti-money laundering and anti-corruption laws and regulations, and it shall not authorise the giving or offering of any financial or other advantage with the intention of inducing or rewarding an individual or entity to improperly perform an activity undertaken in the course of an individual’s employment or connected to an entity’s business activities (the “Anti-Corruption Controls”); and
(ii) it has not authorised and it will not authorise, in connection with the performance of this Agreement, any financial or other advantage to or for the benefit of any public official, civil servant, political party, political party official, candidate for office, or any other public or private individual or entity where such authorisation would

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

violate the Anti-Corruption Controls and that neither it nor any of its affiliates has committed any breach of applicable anti-corruption or anti-money laundering legislation in connection with the negotiation or performance of this Agreement.

(b) In the event of any breach of the warranties and undertakings in this Clause, the non-breaching Party may terminate this Agreement with immediate effect upon written notice to the other Party.

21. Sanctions Clause

(1) In this Clause 21, “Sanctions” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any of: (i) the United States of America; (ii) the United Nations; (iii) the European Union, the United Kingdom, Singapore; and/or (iv) any other applicable country or territory.

(2) The Parties warrant that as at the date of this Agreement they and their respective Affiliates are not the subject of Sanctions.
Sellers warrant that they and the Vessel are not: (a) the subject of Sanctions; or
(b) owned or controlled (whether individually or jointly) by a party or parties which is/are the subject of Sanctions.

(3) It is agreed that all activities contemplated by the Parties pursuant to this Agreement will be performed in conformity with and shall not be prohibited by Sanctions and/or any other laws if and to the extent applicable.

(4) Notwithstanding any other provision of this Clause 21 or any other clause or provision to the contrary in this Agreement, neither Party shall be required to do anything under this Agreement which constitutes a violation of, or would be in contravention of, or would expose it to the risk of designation pursuant to, any Sanction applicable to it. If at any time during this Agreement any Sanctions are changed, or new Sanctions are imposed or become effective, or there is a change in the interpretation of Sanctions which would affect a Party's performance of this Agreement (the “Notifying Party”), then notwithstanding any clause or provision to the contrary in this Agreement, the Notifying Party may, by written notice to the other Party:
(a) suspend performance until such time as the Notifying Party may lawfully perform this Agreement, provided that if suspension of performance continues for a period of twenty (20) days, the other Party shall be entitled to terminate this Agreement at any time thereafter by written notice to the Notifying Party with immediate effect; and/or
(b) terminate this Agreement.

(5) If, at any time after the execution of this Agreement but prior to the delivery of the Vessel to the Buyers, the Vessel becomes designated or subject to Sanctions which may be applicable from time to time by (i) the United States of America, (ii) the United Nations, (iii) the European Union, the United Kingdom, Singapore and/or (iv) any other applicable country or territory, and notwithstanding any other clause or provision to the contrary in this Agreement, then the Buyers shall be entitled to exercise the same remedies as provided for elsewhere in this Agreement upon giving written notice to the Sellers.

22. Trading of Vessel

a. The Buyers confirm, undertake and warrant that the Vessel:
i. is purchased for the purpose of further trading for their own account;
ii. in the 12 months following delivery to the Buyers under this Agreement, the Vessel will not be sold by Buyers for recycling and will not be recycled by Buyers(unless the Vessel is declared a casualty by her insurers).
iii. if the Buyers remain the owners of the Vessel when it is recycled (scrapped), the Buyers undertake to ensure all then applicable national or internationals laws and regulations relating to scrapping are complied with.

b. If the Buyers are in in breach of the above provisions, they will compensate the Sellers for any direct loss or expense suffered by them as a result of such breach. This is the Sellers’ sole remedy for the Buyers’ breach of

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

this Clause.

23. No assignment and transfer /

No Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, save that Buyer may, without consent, nominate an affiliate to take delivery of the Vessel. Save as expressly provided elsewhere in this Agreement, no person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

24. Epidemics

For the purposes of this clause "Disease" means COVID-19, any mutation of COVID-19 and/or any other disease for which governmental restrictions apply. "Restrictions" means any mandatory order of the relevant authorities that relate to the Disease that prevent either:

(i) the Sellers' master, officers or crew disembarking from the Vessel and travelling from the place of delivery to their country of residence; or
(ii) the Buyers' master, officers or crew travelling to the place of delivery from their country of residence or boarding the vessel at the time of delivery.
Pursuant to Clause 5, the Sellers' nominated intended place of delivery shall be a port/place where, according to the information provided to the Sellers at/before the time of its nomination, there are no restrictions as per above at the time of nomination.

(a) If, prior to the arrival of the Vessel at the intended place of delivery, the Sellers will be unable to deliver, or the Buyers will be unable to take delivery of, the Vessel at the intended place of delivery due to Restrictions, then the party affected shall notify the other party without delay, and in any event no later than the day the Sellers' give their three (3) day notice pursuant to Clause 5 of this Agreement. Then Sellers and Buyers shall discuss in good faith and cooperate in order to quickly find the best/nearest "Alternative Place of Delivery". In such event, the Cancelling Date shall be extended by the time taken for the Vessel to move from her location at the time of the new nomination until she arrives at the Alternative Place of Delivery.

(b) If, after the arrival of the Vessel at the intended place of delivery, such place suddenly becomes subject to Restrictions, the Sellers (acting reasonably) shall nominate, and move the Vessel to, an Alternative Place of Delivery, and the Sellers shall keep the Buyers advised about the expected new delivery date, but no new pre-delivery notices shall be required to be given by the Sellers. The Cancelling Date shall be extended by the additional time required for such repositioning of the Vessel (as advised by the Sellers, acting reasonably). In case the restrictions come into place after Sellers have tendered Notice of readiness, such Notice of Readiness shall not be considered valid until the vessel is moved to "Alternate Place of Delivery" and Notice of Readiness tendered again.

(c) Any additional bunkers consumed arising from the Vessel proceeding to an Alternative Place of Delivery instead of the place of deliver originally nominated in accordance with Clause 5 shall be shared on a 50:50 basis, against presentation of reasonable supporting documentation.

(d) If the Vessel or its crew is/are quarantined at any place, then all time in connection with such quarantine shall automatically extend the Cancelling Date by the period required for the Vessel or the crew to be released from quarantine and any such costs shall be shared between the parties on a 50:50 basis.

25. EU ETS

a. The Sellers shall be fully responsible for and shall ensure that the Vessel complies with any in-scope emissions of any Reporting Period up to and including the date of delivery of the Vessel to Buyers under this Agreement in respect of any in-scope emissions and any respective obligations falling under the EU-ETS Directive (Directive 2003/87/EC of the European Parliament and of the Council of 13 October 2003) and the Regulation (EU) 2023/957 of the European Parliament and of the Council of 10 May 2023 concerning the EU Emissions Trading

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Scheme and the EU Monitoring, reporting and verification regulations, and Regulation 2023/1805 concerning Fuel EU Maritime, together with the IMO CII and EEXI Regulations, each as amended from time to time (“Regulatory Obligations”).The Buyers shall be fully responsible for any in-scope emissions and any respecting obligations falling under the Regulatory Obligations from the date of delivery onwards.

b. Sellers will on delivery, or as soon as practicable thereafter, provide or cause to be provided to Buyers the following:

i. The original Statement of Compliance, or any document of same effect, issued by relevant authorities as an evidence for Sellers’ and/or the Vessel’s compliance with MRV regulations which shall be kept on board the Vessel on delivery or couriered to Buyers immediately once issued.
ii. A Partial Emissions Report covering the reporting period from the 1st day of the year in which the Vessel is delivered to the Buyer up to and including the delivery date, which Partial Emissions Report will be duly verified and accepted by an independent verifier appointed by Buyers, at Sellers’ time and expense. Sellers and their ship managers shall ensure the data provided to the independent verifier is accurate and of good quality.

c. By no later than the date required by the Member States, administering Member States and/or administering authorities under the Regulations, Sellers shall surrender Emission Allowances for emissions incurred during the period the Vessel was under their possession and/or operation up to and including the date of delivery. Sellers shall provide Buyers with supporting evidence showing their surrender of Emission Allowances as per the regulation once available.
If, upon Buyers’ review there are corrections or adjustments to the MRV data that affect the number of Emission Allowances the Sellers are responsible for, Sellers shall be informed as soon as practicable and will not be released by Buyers until additional Emission Allowances are surrendered, as the case may be, or any further actions required are taken by them to clear the discrepancy.

d. If Sellers fail to surrender Emission Allowances in accordance with the Regulations, or fail to fulfil any of the Regulatory Obligations set out in this clause or under the Regulations, Sellers shall be liable for any and all direct and/or indirect loss and damages whatsoever Buyers suffer in that respect, including but not limited to loss and damages relating to the Vessel being denied entry to EU ports.

26. FuelEU Maritime

a. At Delivery, Sellers shall notify the Verifier and submit a FuelEU report covering the period of time responsible for the ship (so-called partial FuelEU report). No later than 1 month after the completion of the Delivery of the ship, the verifier should have completed its review of the report and entered into the FuelEU database the information for the ship.

b. At Delivery, Sellers shall notify Buyers in writing of the Vessel’s Compliance Balance (including any credits and/or penalties) accrued up to and including Delivery, and shall provide supporting documentation.

c. Any credits or penalties attributable to the Vessel’s operation prior to Delivery shall be for Sellers’ account, and any credits or penalties attributable to operation from Delivery onwards shall be for Buyers’ account.

d. Sellers shall reimburse Buyers for the value of, any Compliance Deficit (up to and including the date of delivery of the Vessel to Buyers under this Agreement) noting that the Buyers’ will be accountable for compliance on December 31 for the entire reporting period within which the Vessel’s delivery to the Buyers shall take place, at a FuelEU market (pooling) price of 195 EUR/mtCO2e.

For and on behalf of the Sellers	For and on behalf of the Buyers
/s/ Andreas Nikolaos Michalopoulos Name: Andreas Nikolaos Michalopoulos	/s/ Andrea Olivi Name: Andrea Olivi

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Title: Director / Attorney-in-fact	Title: Director

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.